Exhibit 99.1

ORIENT-EXPRESS HOTELS LTD. NEWS RELEASE

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

ORIENT-EXPRESS HOTELS STRENGTHENS CAPITAL POSITION THROUGH REGISTERED DIRECT OFFERING

Hamilton, Bermuda, November 14, 2008.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), today announced that it has entered into definitive agreements with selected institutional investors to sell an aggregate of 8,490,000 newly issued class A common shares, par value $.01 per share, in a registered direct offering at a negotiated price of $6.50 per share, for gross proceeds of approximately $55.2 million, before deducting placement agents’ fees and estimated offering expenses payable by the Company.  The shares being issued represent just under 20% of the Company’s outstanding class A  common shares. The Company’s costs in connection with the offering are expected to be approximately $250,000.

The Company currently intends to use the net proceeds from this offering primarily for general corporate purposes, which may include the reduction of debt, capital investment in existing owned properties and the funding of working capital needs.  Any net proceeds the Company may use to pay revolving debt may be immediately reborrowed and used for general corporate purposes.

Orient-Express Hotels Ltd. 22 Victoria Street, PO.Box HMI179, Hamilton, Bermuda, HMEX

www.orient-express.com

The closing of the offering is expected to take place on or about Wednesday, November 19th, 2008, subject to the satisfaction of customary closing conditions.  Lazard Capital Markets LLC served as the lead placement agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as the co-placement agent for the offering.

The class A common shares described above are being offered by the Company pursuant to a registration statement, which was filed with the Securities and Exchange Commission and which became effective automatically upon filing on November 14, 2008.  A prospectus supplement describing the terms of the offering will be filed with the Securities and Exchange Commission and will form part of the effective Registration Statement.

The class A common shares may only be offered by means of a prospectus supplement and accompanying prospectus.  Copies of the prospectus supplement and accompanying base prospectus relating to this offering can be obtained at the SEC’s website at http://www.sec.gov. or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY 10020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Orient-Express Hotels Ltd.

Orient-Express Hotels Ltd. is a hotel and travel company focused on the luxury end of the leisure market with many well-known and highly acclaimed properties.  The Company manages all of its properties, including those partially owned. For further information, please visit http://www.orient express.com.  Information contained on the website does not form a part of this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to the anticipated closing of the offering. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Orient-Express Hotels Ltd.’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to whether the offering will close when anticipated.  Other risk factors are discussed in and incorporated by reference under “Risk Factors” in the Registration Statement and Prospectus related to the above-noted offering, as well as the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, the Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Orient-Express Hotels Ltd. undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.